CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 31 to Registration Statement No. 33-73792 on Form N-1A of our report dated May 18, 2009, relating to the financial statements and financial highlights of Rainier Investment Management Mutual Funds, including Large Cap Equity Portfolio, Mid Cap Equity Portfolio, Small/Mid Cap Equity Portfolio, Balanced Portfolio, and Intermediate Fixed Income Portfolio appearing in the Annual Report on Form N-CSR of Rainier Investment Management Mutual Funds for the year ended March 31, 2009, and to  the references to us under the heading “Financial Highlights” in the Prospectuses, and “General Information” and “Financial Statements” in the Statement of Additional Information, which are parts  of such Registration Statement.

//s// DELOITTE & TOUCHE LLP

Costa Mesa, California
July 29, 2009